Exhibit 3.43

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:00 PM 04/06/1998 981131751 – 2880741

CERTIFICATE OF INCORPORATION

OF

SPALJ ACQUISITION, INC.

The undersigned person, acting as sole incorporator of the corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is my act and deed and that the facts herein stated are true;

FIRST: The name of the corporation is Spalj Acquisition, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is located at 9 East Loockerman Street, City of Dover, County of Kent 19901. The name of the registered agent of the corporation at that address is Capitol Services, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.

FIFTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

SIXTH: The name and mailing address of the incorporator is:

Peggy Rue	c/o Quanta Services 1360 Post Oak Blvd. Suite 800 Houston, Texas 77056

SEVENTH: The number of directors of the corporation shall be as provided in the bylaws of the corporation, as the same may be amended from time to time. The name and address of the person who is to serve as the initial director of the corporation until the first annual meeting of stockholders or until his successor is elected and qualified is;

NAME	ADDRESS
Vincent D. Foster	Quanta Services, Inc. 1360 Post Oak Blvd. Suite 800 Houston, Texas 77056

EIGHT: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

NINTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article NINTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

I, the undersigned, hereunto set my hand this 6th day of April, 1998.

/s/ Peggy Rue
Peggy Rue

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:30 PM 05/05/1998 981171900 – 2880741

CERTIFICATE OF MERGER

OF

SPALJ CONSTRUCTION COMPANY

(a Minnesota corporation)

with and Into

SPALJ ACQUISITION, INC.

(a Delaware corporation)

Pursuant to Section 252 of the Delaware General Corporation Law (the “DGCL”), Spalj Acquisition, Inc., a Delaware corporation, does hereby certify the following for the purpose of merging the corporations listed:

1. The names and states of incorporation of the constituent corporations are as follows:

Name of Corporation	State
Spalj Construction Company (“Old Spalj”)	Minnesota
Spalj Acquisition, Inc.	Delaware

2. The laws of the States of Delaware and Minnesota permit such merger.

3. An Acquisition Agreement and Plan of Reorganization, dated as of May 5, 1998 (the “Reorganization Agreement”), has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 252 of the DGCL.

4. The executed Reorganization Agreement is on file at the principal place of business of the surviving corporation at 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056. A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

5. The name of the surviving corporation is Spalj Acquisition, Inc., which surviving corporation shall be governed by the laws of the State of Delaware.

6. The Certificate of Incorporation of Spalj Acquisition, Inc. shall be the Certificate of Incorporation of the surviving corporation.

7. The Certificate of Incorporation of Spalj Acquisition, Inc., shall be amended as follows:

“FIRST. The name of the Corporation is Spalj Construction Company.”

8. The authorized capital stock of Old Spalj consists of 900 shares of Common Stock, no par value per share.

9. The merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

10. This Certificate of Merger may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this instrument to be executed by and on its behalf and in its corporate name as of May 5, 1998.

SPALJ ACQUISITION, INC., a Delaware corporation

By:	/s/ Edward Rhyne
Name:	Edward Rhyne
Title:	President

SPALJ CONSTRUCTION COMPANY, a Minnesota corporation

By:	/s/ J. R. Spalj
Name:	J. R. Spalj
Title:	President